UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2025 (February 28, 2025)

The Williams Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center
Tulsa, Oklahoma	74172-0172
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 800-945-5426 (800-WILLIAMS)

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	WMB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

Effective February 28, 2025, The Williams Companies, Inc. (the “Company”) entered into an agreement with an unnamed large, investment-grade company (the “Customer”) to provide onsite natural gas and power generation infrastructure for the Customer. The Company has agreed to invest approximately $1.6 billion to provide committed power generation and associated gas pipeline infrastructure, with anticipated completion in the second half of 2026, assuming timely receipt of permits. This is the Company’s first power innovation project to deliver speed-to-market solutions for growing demand in grid-constrained markets. The project is backed by a 10-year, primarily fixed-price power purchase agreement, with an option for the Customer to extend. The Company’s build multiple for the project is approximately 5x EBITDA.

As a result of this agreement, the Company is raising its 2025 growth capex by $925 million to a new total of between $2.575 billion and $2.875 billion, which is expected to raise its leverage ratio midpoint for 2025 to 3.65x.

Item 9.01. Financial Statements and Exhibits

(a)    None

(b)    None

(c)    None

(d)    Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.
(Registrant)

Dated:	March 3, 2025	By:	/s/ ROBERT E. RILEY, JR.
Robert E. Riley, Jr.
Corporate Secretary